EXHIBIT 4.1



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                                                                     EXHIBIT 4.1













                                  SEMPRA ENERGY


                          1998 LONG TERM INCENTIVE PLAN







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                                  SEMPRA ENERGY
                          1998 LONG TERM INCENTIVE PLAN

                  1. Purpose. The purposes of the Sempra Energy 1998 Long Term Incentive Plan (the "Plan") are to attract, retain and motivate officers and other key employees of SEMPRA ENERGY, a California corporation (the "Company"), and its Subsidiaries (as hereinafter defined), to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of stock of the Company.

                  2. Definitions. For purposes of the Plan, the following terms shall be defined as follows:

                  "Administrator" means the individual or individuals to whom the Committee delegates authority under the Plan in accordance with
         Section 3(d).

                  "Affiliate" and "Associate" have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

                  "Award" means an award made pursuant to the terms of the Plan to an Eligible Individual in the form of Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Share Awards, Stock Awards, Section 162(m) Awards, dividend equivalents or other awards determined by the Committee.

                  "Award Agreement" means a written agreement or certificate granting an Award. An Award Agreement shall be executed by an officer on behalf of the Company and shall contain such terms and conditions as the Committee deems appropriate and that are not inconsistent with the terms of the Plan. The Committee may, in its discretion, require that an Award Agreement be executed by the Participant to whom the relevant Award is made.

                  "Beneficial Owner" has the meaning set forth in Rule 13d-3 under the Exchange Act.

                  "Board" means the Board of Directors of the Company.

                  A "Change in Control" of the Company shall be deemed to have occurred when:

                        (i) Any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or



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                        (ii) The following individuals cease for any reason to
                        constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                        (iii) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, at least sixty percent (60%) of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities; or

                        (iv) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least sixty percent (60%) of the


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                        combined voting power of the voting securities of which
                        are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

                  "Committee" means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed by the Board to administer the Plan.

                  "Common Stock" means the common stock, with no par value, of the Company.

                  "Eligible Individuals" means the individuals described in
         Section 6 who are eligible to receive Awards under the Plan.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.

                  "Fair Market Value" means, in the event that the Common Stock is traded on a recognized securities exchange, the closing price of the Common Stock on the date set for valuation, or in the event that the Common Stock is quoted by the National Association of Securities Dealers Automated Quotations on National Market Issues system, an amount equal to the average of the high and low prices of the Common Stock on such quotations system on the date set for valuation or, if no sales of Common Stock were made on said exchange or so quoted such system on that date, the average of the high and low prices of the Common Stock on the next preceding day on which sales were made on such exchange or quotations system; or, if the Common Stock is not so traded or quoted, that value determined, in its sole discretion, by the Committee.

                  "Incentive Stock Option" means a Stock Option which is an "incentive stock option" within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Agreement.

                  "Nonqualified Stock Option" means a Stock Option which is not an Incentive Stock Option.

                  "Parent" means any corporation which is a "parent corporation" within the meaning of Section 424(e) of the Code with respect to the relevant entity.



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                  "Participant" means an Eligible Individual to whom an Award has been granted under the Plan.

                  "Performance Period" means a fiscal year of the Company or such other period that may be specified by the Committee in connection with the grant of a Section 162(m) Award.

                  "Performance Share Award" means a conditional Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 12 hereof.

                  "Person" means any person, entity or "group" within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates,
         (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d- 1(b) under the Exchange Act.

                  "Restricted Stock Award" means an Award of restricted shares of Common Stock granted to an Eligible Individual pursuant to Section 10 hereof.

                  "Restricted Stock Units" means an Award of restricted share units as described in Section 11 hereof.

                  "Section 162(m) Participant" means, for a given fiscal year of the Company, any Participant who is a "covered employee" within the meaning of the regulations promulgated under Section 162(m) of the Code.

                  "Stock Appreciation Right" means an Award to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 9 hereof.

                  "Stock Award" means an Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 13 hereof.

                  "Stock Option" means an option to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof.

                  "Subsidiary" means (i) any majority-owned subsidiary of the Company and (ii) any other corporation or other entity in which the Company, directly or


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         indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for the purposes of the Plan.

                  "Substitute Award" means an Award granted upon assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term "Substitute Award" be construed to refer to an award made in connection with a cancellation and repricing of a Stock Option.

                  3. Administration of the Plan.

                  (a) Power and Authority of the Committee. The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof:

                        (i) to select Participants from among the Eligible Individuals;

                        (ii) to grant Awards in accordance with the terms of the Plan;

                        (iii) to determine the number of shares of Common Stock subject to each Award or the cash amount payable in connection with an Award;

                        (iv) to determine the terms and conditions of each Award, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and the effect, if any, of a Participant's termination of employment with the Company or, subject to Section 19 hereof, of a Change in Control on the outstanding Awards granted to such Participant, and including the authority to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that is not prejudicial to the rights of such Participant;

                        (v) to accelerate the vesting or payment of any Award, the lapse of restrictions on any Award or the date on which any Stock Option or Stock Appreciation Right becomes exercisable;

                        (vi) to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards;

                        (vii) to construe and interpret any Award Agreement delivered under the Plan;


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                        (viii) subject to Section 20, to prescribe, amend and
                        rescind administrative rules and procedures relating to the Plan;

                        (ix) to vary the terms of Awards to take account of tax, securities law and other regulatory requirements, including those of foreign jurisdictions;

                        (x) subject to the provisions of the Plan and subject to such additional limitations and restrictions as the Committee may impose, to delegate to one or more officers of the Company some or all of its authority under the Plan; and

                        (xi) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

                  (b) Plan Construction and Interpretation. The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the terms of the Plan and any Award Agreement entered into hereunder.


                  (c) Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan and any Award Agreement shall be final, binding and conclusive for all purposes and upon all persons interested herein.

                  (d) Delegation of Authority. The Committee may, but need not, from time to time delegate some or all of its authority under the Plan to an Administrator consisting of one or more members of the Committee or of one or more officers of the Company; provided, however, that the Committee may not delegate its authority (i) to grant Awards to Eligible Individuals (A) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, (B) who are Section 162(m) Participants or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) under Sections 3(b) and 20 of the Plan. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to an Administrator, and the Committee may at any time rescind the authority delegated to an Administrator appointed hereunder or appoint a new Administrator. At all times, the Administrator appointed under this
         Section 3(d) shall serve in such capacity at the pleasure of the Committee. Any action undertaken by the Administrator in accordance with the Committee's delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any


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         reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to the Administrator.

                  (e) Liability of Committee. No member of the Committee shall be liable for anything whatsoever in connection with the administration of the Plan except such person's own willful misconduct. Under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee. In the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company's officers, the Company's accountants, the Company's counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

                  4. Duration of Plan. The Plan shall remain in effect until it is terminated by the Board of Directors (upon which Board action no further awards may be granted hereunder) and thereafter until all Awards previously granted under the Plan are satisfied by the issuance of shares of Common Stock or the payment of cash or are terminated under the terms of the Plan or under the Award Agreements entered into in connection with the grant thereof. Notwithstanding the foregoing, the Plan shall automatically terminate unless it is ratified by the Company's shareholders every ten years following the Effective Date (as defined in Section 21(j)).

                  5. Shares of Stock Subject to the Plan. Subject to adjustment as provided in Section 15(b) hereof, the number of shares of Common Stock that may be granted under the Plan pursuant to Awards during each full calendar year that the Plan is in effect shall not exceed, in the aggregate, 1.5% of the outstanding shares of Common Stock as of the first day of the calendar year (the "Section 5 Limit"). Notwithstanding the foregoing, the number of shares of Common Stock available for grant under the Plan during the 1998 calendar year shall be 3.4 million shares. Such shares may be either authorized but unissued shares, treasury shares or any combination thereof. For purposes of determining the number of shares that remain available for issuance under the Plan, the following rules shall apply:

                  (a) the number of Shares subject to outstanding Awards shall be charged against the Section 5 Limit; and

                  (b) the Section 5 Limit shall be increased by:

                        (i) the number of shares subject to an Award (or portion
                  thereof) which lapses, expires or is otherwise terminated without the issuance of such shares or is settled by the delivery of consideration other than shares;



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                        (ii) the number of shares tendered to pay the exercise
                  price of a Stock Option or other Award;

                        (iii) the number of shares withheld from any Award to
                  satisfy a Participant's tax withholding obligations or, if applicable, to pay the exercise price of a Stock Option or other Award; and

                        (iv) the number of shares that were not made subject to
                  Awards during the previous year.

                  In addition, any shares underlying Substitute Awards shall not be counted against the Section 5 Limit set forth in the first sentence of this
Section 5.

                  6. Eligible Individuals.

                  (a) Eligibility Criteria. Awards may be granted by the Committee to individuals ("Eligible Individuals") who are officers or other key employees of the Company or a Subsidiary with the potential to contribute to the future success of the Company or its Subsidiaries and have a significant effect on the Company's growth and profitability. Members of the Committee shall not be eligible to receive Awards under the Plan. An individual's status as an Administrator will not affect his or her eligibility to participate in the Plan.

                  (b) Maximum Number of Shares per Eligible Individual. In accordance with the requirements imposed under Section 162(m) of the Code, no Eligible Individual shall receive grants of Awards with respect to an aggregate of more than 1,000,000 shares of Common Stock in respect of any fiscal year of the Company.


                  7. Awards Generally. Awards under the Plan may consist of Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Share Awards, Section 162(m) Awards or other awards determined by the Committee. The terms and provisions of an Award shall be set forth in a written Award Agreement that is approved by the Committee and delivered or made available to the Participant as soon as practicable following the date of the Award. The vesting, exercisability, payment and other restrictions applicable to an Award (which may include, without limitation, restrictions on transferability or provision for mandatory resale to the Company) shall be determined by the Committee and set forth in the applicable Award Agreement. Notwithstanding the foregoing, the Committee may accelerate (i) the vesting or payment of any Award,
(ii) the lapse of restrictions on any Award or (iii) the date on which any Option or Stock Appreciation Right first becomes exercisable. The Committee shall also have full authority to determine and specify in the applicable Award Agreement the effect, if any, that a Participant's termination of employment for any reason will have on the vesting, exercisability, payment or lapse of restrictions applicable to an outstanding Award. The date of a Participant's


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                                        9

termination of employment for any reason shall be determined in the sole discretion of the Committee.

                  8. Stock Options.

                  (a) Terms of Stock Options Generally. Subject to the terms of the Plan and the applicable Award Agreement, each Stock Option shall entitle the Participant to whom such Stock Option was granted to purchase the number of shares of Common Stock specified in the applicable Award Agreement and shall be subject to the terms and conditions established by the Committee in connection with the Stock Option and specified in the applicable Award Agreement. Upon satisfaction of the conditions to exercisability specified in the applicable Award Agreement, a Participant shall be entitled to exercise the Stock Option in whole or in part and to receive, upon satisfaction or payment of the exercise price or an irrevocable notice of exercise in the manner contemplated by Section 8(d) below, the number of shares of Common Stock in respect of which the Stock Option shall have been exercised. Stock Options may be either Nonqualified Stock Options or Incentive Stock Options; provided, however, that in no event shall the number of shares of Common Stock that may be granted under the Plan pursuant to Incentive Stock Options exceed, in the aggregate, 1,000,000 shares.

                  (b) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and set forth in the Award Agreement, provided, that the exercise price per share of a Stock Option shall be no less than 100% of the Fair Market Value per share on the date of grant. Notwithstanding the foregoing, the exercise price per share of a Stock Option that is a Substitute Award may be less than the Fair Market Value per share on the date of grant, provided that the excess of:

                        (i) the aggregate Fair Market Value (as of the date such
                  Substitute Award is granted) of the shares subject to the Substitute Award; over

                        (ii) the aggregate exercise price thereof;

                  does not exceed the excess of:

                        (iii) the aggregate fair market value (as of the time
                  immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company; over



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                        (iv) the aggregate exercise price of such shares.

                  (c) Option Term. The term of each Stock Option shall be fixed by the Committee and set forth in the Award Agreement; provided, however, that a Stock Option that is an Incentive Stock Option shall not be exercisable after the expiration of ten (10) years after the date the Stock Option is granted.

                  (d) Method of Exercise. Subject to the provisions of the applicable Award Agreement, the exercise price of a Stock Option may be paid in cash or previously owned shares or a combination thereof and, if the applicable Award Agreement so provides, in whole or in part through the withholding of shares subject to the Stock Option with a Fair Market Value equal to the exercise price. In accordance with the rules and procedures established by the Committee for this purpose, the Stock Option may also be exercised through a "cashless exercise" procedure approved by the Committee involving a broker or dealer approved by the Committee, that affords Participants the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Option in order to generate sufficient cash to pay the Stock Option exercise price and/or to satisfy withholding tax obligations related to the Stock Option.

                  (e) Deferral. In accordance with rules and procedures established by the Committee, the Committee may permit a Participant at or after the time of grant to defer receipt of the Common Stock underlying a Stock Option to one or more dates elected by the Participant, subsequent to the date on which such Stock Option is exercised. Shares that are deferred in accordance with the preceding sentence shall be noted in a bookkeeping account maintained by the Company for this purpose and may periodically be credited with dividends, dividend equivalents, notional interest or earnings in accordance with procedures established by the Committee in its discretion from time to time. Deferred amounts shall be paid in cash, Common Stock or other property, as determined by the Committee at or after the time of deferral, on the date or dates elected by the Participant.

                  9. Stock Appreciation Rights. Stock Appreciation Rights shall be subject to the terms and conditions established by the Committee in connection with the Award thereof and specified in the applicable Award Agreement. Upon satisfaction of the conditions to the payment specified in the applicable Award Agreement, each Stock Appreciation Right shall entitle a Participant to an amount, if any, equal to the Fair Market Value of a share of Common Stock on the date of exercise over the Stock Appreciation Right exercise price specified in the applicable Award Agreement. At the discretion of the Committee, payments to a Participant upon exercise of a Stock Appreciation Right may be made in shares of Common Stock, cash or a combination thereof. A Stock Appreciation Right may be granted alone or in addition to other Awards, or in tandem with a Stock Option. If granted in tandem with a Stock Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the


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Stock Option (or such lesser number of shares as the Committee may determine)
and shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option. Upon exercise of a Stock Appreciation Right granted in tandem with a Stock Option, the related Stock Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Stock Option exercised.

                  10. Restricted Stock Awards. Restricted Stock Awards shall consist of one or more shares of Common Stock granted to an Eligible Individual, and shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement. The shares of Common Stock subject to a Restricted Stock Award may, among other things, be subject to vesting requirements or restrictions on transferability. Except as otherwise provided by the Committee in its sole discretion, a Participant shall have all of the rights of a shareholder of the Company with respect to the shares of Common Stock underlying a Restricted Stock Award, including the right to vote the shares and the right to receive any cash dividends. Stock dividends issued with respect to shares covered by a Restricted Stock Award shall be treated as additional shares under the Restricted Stock Award and shall be subject to the same terms and conditions that apply to the shares with respect to which such dividends are issued. In no event shall the number of shares of Common Stock granted in any calendar year under the Plan in respect of Restricted Stock Awards exceed .5% of the outstanding shares of Common Stock as of the first day of the calendar year. Notwithstanding the foregoing, the number of shares of Common Stock available for Restricted Stock Awards under the Plan during the 1998 calendar year shall not exceed 1.1 million shares.

                  11. Restricted Stock Units. Restricted Stock Unit Awards shall consist of a grant of units, each of which represents the right of the Participant to receive one share of Common Stock, subject to the terms and conditions established by the Committee in connection with the Award and set forth in the applicable Award Agreement. Upon satisfaction of the conditions to vesting and payment specified in the applicable Award Agreement, Restricted Stock Units shall be payable, at the discretion of the Committee, in Common Stock, in cash equal to the Fair Market Value of the shares subject to such Restricted Stock Units, or in a combination of Common Stock and cash.

                  12. Performance Share Awards. Performance Share Awards shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan. Each Award Agreement shall set forth the number of shares of Common Stock to be earned by a Participant upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Committee deems appropriate. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the applicable performance period, or at such other time as the Committee shall determine, in shares of Common


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                                       12

Stock, in an equivalent amount of cash or in a combination of Common Stock and cash, as the Committee shall determine.

                  13. Stock Awards. Stock Awards shall consist of one or more shares of Common Stock granted to an Eligible Individual, and shall be subject to the terms and conditions established by the Committee in connection with the Award and specified in the applicable Award Agreement. The shares of Common Stock subject to a Stock Award may, among other things, be subject to vesting requirements and restrictions on transferability.

                  14. Other Awards. The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof.

                  15. Section 162(m) Awards.

                  (a) Terms of Section 162(m) Awards Generally. In addition to any other Awards under the Plan, the Company may make Awards that are intended to qualify as "qualified performance-based compensation" for purposes of Section 162(m) of the Code ("Section 162(m) Awards").
         Section 162(m) Awards may consist of Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Share Awards or Other Awards the vesting, exercisability and/or payment of which is conditioned upon the attainment for the applicable Performance Period of specified performance targets related to designated performance goals for such period selected by the Committee from among the performance goals specified in Section 15(b) below.
         Section 162(m) Awards will be made in accordance with the procedures specified in applicable Treasury regulations for compensation intended to be "qualified performance-based compensation."

                  (b) Performance Goals. For purposes of this Section 15, performance goals shall be limited to one or more of the following: (i) net revenue; (ii) net earnings; (iii) operating earnings or income;
         (iv) absolute and/or relative return on equity or assets; (v) earnings per share; (vi) cash flow; (vii) pretax profits; (viii) earnings growth; (ix) revenue growth; (x) book value per share; (xi) stock price; (xii) economic value added; (xiii) total shareholder return;
         (xiv) operating goals (including, but not limited to, safety, reliability, maintenance expenses, capital expenses, customer satisfaction and employee satisfaction); and (xv) performance relative to peer companies, each of which may be established on a corporate-wide basis or established with respect to one or more operating units,


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                                       13

         divisions, acquired businesses, minority investments, partnerships or joint ventures.

                  (c) Other Performance-Based Compensation. The Committee's decision to make, or not to make, Section 162(m) Awards within the meaning of this Section 15 shall not in any way prejudice the qualification of any other Awards as performance-based compensation under Section 162(m). In particular, Awards of Stock Options may, pursuant to applicable regulations promulgated under Section 162(m), be qualified as performance-based compensation for Section 162(m) purposes without regard to this Section 15.

                  16. Dividend Equivalents. The Committee may provide that Awards under the Plan earn dividend equivalents. Such dividend equivalents may be paid currently or may be deferred and deemed reinvested in Common Stock in the same manner as dividends reinvested pursuant to the terms of the Sempra Dividend Reinvestment Plan. Any deferral of dividend equivalents shall be subject to such restrictions and conditions as the Committee may determine in its discretion, including, but not limited to, performance-based vesting requirements.

                  17. Non-transferability. No Award granted under the Plan or any rights or interests therein shall be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order" ("QDRO") as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder; provided, however, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of an Award to a Participant's family members or to one or more trusts or partnerships established in whole or in part for the benefit of one or more of such family members; provided further, however, that the restrictions set forth in this sentence shall not apply to the shares received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. During the lifetime of a Participant, a Stock Option or Stock Appreciation Right shall be exercisable only by, and payments in settlement of Awards shall be payable only to, the Participant or, if applicable, the "alternate payee" under a QDRO or the family member or trust to whom such Stock Option, Stock Appreciation Right or other Award has been transferred in accordance with the previous sentence.

                  18. Recapitalization or Reorganization.

                  (a) Authority of the Company and Shareholders. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

                  (b) Change in Capitalization. Notwithstanding any provision of the Plan or any Award Agreement, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares affecting the Common Stock, the Committee shall make (i) such proportionate adjustments it considers appropriate (in the form determined by the Committee in its sole discretion) to prevent diminution or enlargement of the rights of Participants under the Plan with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan, the number of shares of Common Stock covered by each outstanding Award, and the exercise prices in respect thereof and/or (ii) such other equitable adjustments as it deems appropriate in the interests of the holders of Awards. The Committee's determination as to what, if any, adjustments shall be made shall be final and binding on the Company and all Participants.

                  19. Change in Control. In the event of a Change in Control (i) all Stock Options or Stock Appreciation Rights then outstanding shall automatically become fully vested and exercisable as of the date of the Change in Control, (ii) all restrictions and conditions of all Restricted Stock Awards then outstanding shall lapse as of the date of the Change in Control, and (iii) all Performance Share Awards shall be deemed to have been earned out in a manner set forth in the applicable Award Agreement. In addition to the foregoing, in the case of a Change in Control involving a merger of, or consolidation involving, the Company in which the Company is (A) not the surviving corporation (the "Surviving Entity") or (B) becomes a wholly owned subsidiary of the Surviving Entity or any Parent thereof, each outstanding Stock Option granted under the Plan and not exercised (a "Predecessor Option") will be converted into an option (a "Replacement Option") to acquire common stock of the Surviving Entity or its Parent, which Replacement Option will have substantially the same terms and conditions as the Predecessor Option, with appropriate adjustments as to the number and kind of shares and exercise prices. Notwithstanding the foregoing, in the event of a Change in Control, the Committee expressly reserves the discretion to cancel all outstanding Stock Options, effective as of the date of the Change in Control, in exchange for a cash payment to be made to each of the Participants within five business days following the Change in Control in an amount equal to the excess of the fair market value of the Company's Common Stock on the date of the Change in Control over the exercise price of each such Stock Option, multiplied by the number of shares that are subject to such option. Notwithstanding the foregoing, in the event that the Company becomes a party to a transaction that is intended to qualify for "pooling of interests" accounting treatment and, but for one or more of the provisions of this Plan or any Award Agreement would so qualify, then this Plan and any Award Agreement shall be interpreted so as to preserve such accounting treatment, and to the extent that any provision of the Plan or any Award Agreement would disqualify the transaction from pooling of interests accounting treatment (including, if applicable, an entire Award Agreement), then such provision shall be null and void. All determinations to be made in connection with the preceding sentence shall be made by the independent accounting firm whose opinion with respect to "pooling of interests" treatment is required as a condition to the Company's consummation of such transaction.

                  20. Amendment of the Plan. The Board or Committee may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part; provided, however, that no such termination, modification, suspension or amendment shall be effective without shareholder approval if such approval is required to comply with any applicable law or stock exchange rule; and provided further, that the Board or Committee may not, without shareholder approval, increase the Section 5 Limit except as provided in Section 18(b) above. No termination, modification, suspension or amendment of the Plan shall, without the consent of a Participant to whom any Award shall previously have been granted, adversely affect his or her rights under such Awards. Notwithstanding any provision herein to the contrary, the Board or Committee shall have broad authority to amend the Plan or any Award to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws.

                  21. Miscellaneous.

                  (a) Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to any grant under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the grant that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

                  (b) No Right to Grants or Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award Agreement shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause.

                  (c) Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to grants hereunder.

                  (d) Other Employee Benefit Plans. Amounts received by a Participant with respect to any Award made pursuant to the provisions of the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company.

                  (e) Securities Law Restrictions. The Committee may require each Eligible Individual purchasing or acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the shares for investment and not with a view to the distribution thereof. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission or any exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued hereunder unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

                  (f) Compliance with Rule 16b-3.

                        (i) The Plan is intended to comply with Rule 16b-3 under
                  the Exchange Act or its successor under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. To the extent any provision of the Plan or Award Agreement or any action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan or an Award Agreement does not include a provision required by Rule 16b-3 to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into the Plan or such Award Agreement insofar as Participants subject to Section 16 of the Exchange Act are concerned.

                        (ii) Notwithstanding anything contained in the Plan or
                  any Award Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

                  (g) Award Agreement. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

                  (h) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

                  (i) Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California without giving effect to conflicts of law principles.

                  (j) Effective Date. The Plan shall be effective as of the Effective Time of the business combination of Pacific Enterprises and Enova Corporation, pursuant to which such corporations will become subsidiaries of the Company (the "Effective Date"), subject to the approval by the Company's shareholders of the Plan at or prior to the first annual meeting of the Company's shareholders after the Effective Date. If shareholder approval is not obtained at or prior to the first annual meeting of the shareholders of the Company, the Plan and any Awards granted thereunder shall terminate ab initio and be of no further force and effect.